EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

relating to the purchase of 100% of the share capital of

Agricerere S.r.l. società agricola, Agrielektra S.r.l. società agricola,

Agrisorse S.r.l. società agricola, società agricola Gefa S.r.l.

May 14th, 2015

SHARE PURCHASE AGREEMENT

By and between

BlueSphere Italy S.r.l., a limited liability company incorporated and existing under the laws of Italy, having its registered office at Corso G. Matteotti, 1, 20122 – Milan, Italy, Italian Tax Code and VAT No. 09084920967, represented by Mr. Roy Amitzur, born in Tel-Aviv, Israel on July 3rd, 1962, acting as attorney-in-fact by power of attorney dated May 13th, 2015, duly empowered for the purposes hereof (hereinafter referred to as the “BUYER”);

- on one side -

and

Volteo Energie S.p.A., a company wholly owned by Kinexia S.p.A., incorporated and existing under the laws of Italy, having its registered office at Via Privata Bensi Giovanni 12/3, 20152 – Milan, Italy, Italian Tax Code and VAT No. 06375370969, represented by Flavio Raimondo, duly authorized by resolution of the Board of Directors of May 13th, 2015, duly empowered for the purposes hereof (hereinafter referred to as the “VOLTEO”);

Agriholding S.r.l., a company incorporated and existing under the laws of Italy, having its registered office at Via Durini 27, 20122 - Milan, Italy, Italian Tax Code and VAT No. 07447890968, represented by Mr. Davide Longo, born in Vigevano (PV), Italy on April 11th, 1962, acting as legal representative, duly empowered for the purposes hereof (hereinafter referred to as “AGRIHOLDING”);

Overland S.r.l., a company incorporated and existing under the laws of Italy, having its registered office at Via del Carmine 2/A, 27029 - Vigevano (PV), Italy, Italian Tax Code and VAT No. 01926930189, represented by Mr. Luca Brindisi, born in Vercelli on (VC), Italy on October 29th, 1975, acting as legal representative, duly empowered for the purposes hereof (hereinafter referred to as “OVERLAND”);

(hereinafter, Volteo Energie S.p.A., Agriholding S.r.l. and Overland S.r.l., collectively referred to as the “SELLERS”);

- on the other side -

(hereinafter, the BUYER and the SELLER, collectively referred to as the “PARTIES” and individually as the “PARTY”).

WHEREAS:

A.	Agricerere S.r.l. società agricola, is a limited liability company (“società a responsibilità limitata”) organized under the laws of Italy, with registered office at Via Stropeni 12-14, Vigevano (PV), Italy, with fully paid-in share capital of EUR 20,000.00 (twenty thousand/00), registered with the Companies’ Register of Pavia and having tax code number 02419500182 (hereinafter referred to as “Agricerere”);

B.	Agrielektra S.r.l società agricola, is a limited liability company (“società a responsibilità limitata”) organized under the laws of Italy, with registered office at Via Stropeni 12-14, Vigevano (PV), Italy, with fully paid-in share capital of EUR 20,000.00 (twenty thousand/00), registered with the Companies’ Register of Pavia and having tax code number 02419510181 (hereinafter referred to as “Agrielektra”);

C.	Agrisorse S.r.l. società agricola, is a limited liability company (“società a responsibilità limitata”) organized under the laws of Italy, with registered office at Via Stropeni 12-14, Vigevano (PV), Italy, with fully paid-in share capital of EUR 20,000.00 (twenty thousand/00), registered with the Companies’ Register of Pavia and having tax code number 02419520180 (hereinafter referred to as “Agrisorse”);

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D.	Società agricola Gefa S.r.l., is a limited liability company (“società a responsibilità limitata”) organized under the laws of Italy, with registered office at Via Stropeni 12-14, Vigevano (PV), Italy, with fully paid-in share capital of EUR 20,000.00 (twenty thousand/00), registered with the Companies’ Register of Pavia and having tax code number 02409210180 (hereinafter referred to as “Gefa”);

(hereinafter, Agricerere, Agrielektra, Agrisorse and Gefa, collectively referred to as the “SPVs”);

E.	The activity of each SPVs consists in owning and operating an anaerobic digestion biogas plant for the production of electricity;

F.	The share capital of each SPV is subscribed and paid-in as follows:

Volteo Energie S.p.A.	70% (seventy per cent);

Agriholding S.r.l.	20% (twenty per cent);

Overland S.r.l.	10% (ten per cent);

G.	The SELLERS intend to sell their participation constituting 100% (one hundred per cent) of the share capital of the SPVs (hereinafter referred to as the “SHARES”);

H.	prior to the execution of this Agreement, the BUYER has had the opportunity to conduct, with the assistance of its advisors, a legal, technical, tax, accounting and insurance due diligence on certain documentation, as made available by VOLTEO on behalf of the SELLERS, and by visiting each of all the four anaerobic digestion biogas plants for the production of electricity owned and operated by the SPVs (“Due Diligence”); the BUYER, further to the Due Diligence, has decided to enter into this Agreement;

I.	Subject to the terms and conditions contained herein, the SELLERS intend to sell to the BUYER, and the BUYER, intends to purchase from the SELLERS, the SHARES. For sake of clarity, the BUYER is interested in acquiring the SHARES of each SPV, each one separately and independently from the others, with the purpose of operating each of the anaerobic digestion biogas plant for the production of electricity, each one separately and independently from the others.

Now, therefore, the PARTIES agree as follows:

ARTICLE 1

RECITALS, EXHIBITS AND DEFINITIONS

1.01.	In addition to other terms defined elsewhere in this Share Purchase Agreement, the following terms shall have the following meanings:

AA EBITDA	The yearly Actual Averaged EBITDA is the EBITDA over the 18 months period following the CLOSING DATE divided by 1.5;

AGREEMENT	This Share Purchase Agreement by and between the SELLERS and the BUYER, including its recitals and Exhibits, as it may be amended from time to time;

APPLICABLE PERCENTAGE	Means: 70% for VOLTEO, 20% for AGRIHOLDING and 10% for OVERLAND;

BALANCE SHEET	The balance sheets as of December 31st, 2013 of each SPV attached hereto as Exhibit 1.01.a.;

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BUSINESS DAY	Any calendar day on which banks are open for business in Milan, Italy and in Israel;

CHANGE OF CONTROL CONTRACT	All contracts entered into by each SPV with third parties and/or by the SELLERS with reference to a specific SPV, hereto attached under Exhibit 4.01.a., (i) which require a consent of such third parties to the transaction contemplated herein (and in this case the BUYER shall cooperate with the SELLERS, in order to achieve the aforementioned consent), or (ii) which require any prior notification of the transaction contemplated herein to such third parties;

CLOSING	The set of actions described in Article 6.02. below;

CLOSING DATE	The date on which the CLOSING will take place pursuant to Article 6.02. below;

CONDITIONS	All conditions precedent, as set forth in Article 4.01. below, upon which the CLOSING and the transfer of the SHARES are conditional;

EBITDA	For the purposes of this AGREEMENT, EBITDA has the following meaning: “Total cash revenues received minus all cash expenditures made during the relevant period excluding principle and interest payments due to the bank and taxes”;

ENCUMBRANCE(S)	Any charge, pledge, mortgage, lien (diritti reali di godimento o garanzia), restriction (including any right to acquire, option, right of first refusal or right of pre-emption), title retention or any other agreement or arrangement, the effect of which is the creation of third party rights of any nature, or any agreement or arrangement to create any of the same;

EQUITY IRR TARGET	Means the target Equity Investment Return Rate on the AGREED PURCHASE PRICE as calculated in the Base Model attached hereto as Exhibit 3.01.a (hereinafter referred to as the “BASE MODEL”), which shall be at least 25% (twenty five per cent) on the AGREED PURCHASE PRICE;

GAAP	The Italian generally accepted accounting principles approved by the Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri as supplemented by the principles specified by the Organismo Italiano di Contabilità or, in their absence, the accounting principles prepared by the International Accounting Standard Board (I.A.S.B.), consistently applied by each SPVs in the preparation of its financial statements;

INTERIM FINANCIAL STATEMENT	The financial statements as of December 30th, 2014 of each SPV attached hereto as Exhibit 1.01.b.;

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LOSSES	Any liabilities, obligations, losses, damage, charges, costs (including reasonable defence costs), expenses of any type, nature and amount;

MATERIAL ADVERSE CHANGE	The approval of any law or decree, and/or the issuance of any other administrative or governative measure, and/or judgments rendered by the Italian Constitutional Court and/or any definitive judgments rendered by any Italian Court, or any kind of damage, destruction or loss by reason of fire, flood, accident, or other casualty, of such character, which, directly or indirectly, materially impedes the ongoing operations of the SPVs or has the effect of prohibiting or making illegal, either in whole or in part, the transaction contemplated herein;

NET ASSETS	The net assets of each SPV as indicated and to be calculated according to the format attached hereto as Exhibit 1.01.c.. For clarity sake, (i) VAT receivables shall be excluded from the net assets value calculation, (ii) any outstanding balance (principal and interest) of the debts rescheduling agreements regarding trade payables towards OVERLAND and the entities controlled by AGRIHOLDING enclosed as Exhibit 8.01.10.c shall be computed in deduction in the calculation of the net assets value and (iii) the minimum required net assets value for each SPVs shall be at least EUR 409,000.00 (four hundred nine thousand/00) (hereinafter the “MINIMUM REQUIRED NET ASSETS”)

REFERENCE DATE	September 30th, 2014;

SHARES	The share of the capital of the SPVs owned by the SELLERS and representing 100% (one hundred per cent) of each SPVs corporate capital;

SELLERS’ BANK ACCOUNTS

The bank accounts designated by each of the SELLERS for the payments pursuant to this AGREEMENT at the following banks and having the following details:

Volteo: [REDACTED];

Overland: [REDACTED];

Agriholding: [REDACTED].

TAX or TAXES	All state or local taxes, social security contributions, fees, levies or other fiscal assessments and duties imposed by any federal, national or local taxing authorities, including (without limitation) all income taxes, gross receipts, transfer, recording, license, withholding, payroll, stamp, occupation and property taxes, excise or customs duties, sale, use, VAT and franchise taxes or other similar fees, assessments and charges, however denominated, together with all interest, penalties, surcharges, additions to tax or additional amounts imposed by any governmental authority pertaining to the present and past activities, acts, events, omissions or corporate and contractual transactions performed or in any case carried out by and/or in the name or on behalf of the SPVs.

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1.02.	References to this AGREEMENT, include the recitals and Exhibits which form part of this AGREEMENT for all purposes. Article headings are inserted for ease of reference only and shall not affect construction.

ARTICLE 2

PURCHASE AND SALE OF THE SHARES

2.01.	Subject to the terms and conditions contained in this AGREEMENT, at CLOSING

2.01.1	each of the SELLERS shall sell, and the BUYER, shall purchase, all right, title and interest to the SHARES of Agricerere;

2.01.2	each of the SELLERS shall sell, and the BUYER, shall purchase, all right, title and interest to the SHARES of Agrisorse;

2.01.3	each of the SELLERS shall sell, and the BUYER, shall purchase, all right, title and interest to the SHARES of Agrielektra;

2.01.4	each of the SELLERS shall sell, and the BUYER, shall purchase, all right, title and interest to the SHARES of Gefa.

2.02.	In consideration of the above, for the purposes of the pre-emption right provided by Art. 8 of the by-laws of the SPVs, by executing this AGREEMENT each of the SELLERS gives its consent to the others to transfer the SHARES to the BUYER, according to the terms and conditions of this AGREEMENT, and waives any rights that such SELLER could have by way of law, contract or otherwise (including pre-emption rights) with respect to the SHARES or their transfer, including waiver of the compliance with the provisions relating thereto. In particular, SELLERS represent that they have waived the rights of first offer provided under Art. 8 of SPVs’ by-laws.

2.03.	The BUYER’s obligations arising out of this Agreement shall be secured by a Corporate Guarantee issued by the BUYER’S parent company BlueSphere Corp. a company incorporated and existing under the laws of the U.S.A, having its office at 301 McCullough Drive 4th Floor, Charlotte, North Carolina (US), in a form substantially in line with the text of the Exhibit 2.03. (hereinafter referred to as the “Corporate Guarantee”).

ARTICLE 3

PURCHASE PRICE

3.01.	The PARTIES have agreed on a overall consideration for the acquisition of the SHARES of each SPV equal to EUR 1,400,000.00 (one million four hundred thousand/00) for the purchase of the entire share capital of each SPV (hereinafter referred to the “AGREED PURCHASE PRICE”), i.e.:

-	EUR 1,400,000.00 for Agricerere;

-	EUR 1,400,000.00 for Agrielektra;

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-	EUR 1,400,000.00 for Agrisorse;

-	EUR 1,400,000.00 for Gefa.

The AGREED PURCHASE PRICE for each SPV shall be attributed to each SELLER according to its participation in the share capital of each SPV; accordingly:

•	VOLTEO shall be entitled to 70% (seventy per cent) of the AGREED PURCHASE PRICE;

•	AGRIHOLDING shall be entitled to 20% (twenty per cent) of the AGREED PURCHASE PRICE;

•	OVERLAND shall be entitled to 10% (ten per cent) of the AGREED PURCHASE PRICE.

The PARTIES hereby represent and acknowledge that the AGREED PURCHASE PRICE has been determined for each SPV on the basis of the Base Line EBITDA guaranteed by SELLERS as evidenced in the BASE MODEL attached hereto under Exhibit 3.01.a (hereinafter referred to as the “BL EBITDA”) and an EQUITY IRR TARGET, calculated on the AGREED PURCHASE PRICE of no less than 25% (twenty five per cent) as indicated in the BASE MODEL. Any variation of the EBITDA results in the 18 months following the CLOSING DATE will trigger the application of the adjustment mechanism provided for by Article 3.03. hereinafter. The PARTIES acknowledge that the AGREED PURCHASE PRICE includes the assignment to the BUYER of the SELLERS shareholders’ loans of each SPV existing at CLOSING DATE and specified in Exhibit 3.01.b.

3.02.	Payments.

SELLERS, in consideration of the BUYER’s availability and interest to purchase the entire share capital of each SPV, has accepted to grant to BUYER a credit of EUR 100,000.00 (one hundred thousand/00) (the “SPECIAL CREDIT”) to be set off against the AGREED PURCHASE PRICE to be paid as consideration for the acquisition of SELLERS SHARES in each SPV to be divided and allocated 50% (fifty per cent) to the CLOSING PAYMENT and 50% (fifty per cent) to DEFERRED PAYMENT (hereinafter referred to as the “AGREED CONSIDERATION”).

The AGREED CONSIDERATION for the acquisition of the SHARES of each SPV shall be paid as follows:

(a)	the cash amount of EUR 650,000.00 (six hundred fifty thousand/00), equal to 50% (fifty per cent) of the AGREED PURCHASE PRICE less 50% (fifty per cent) of the SPECIAL CREDIT (hereinafter referred to as the “CLOSING PAYMENT”), or the different amount that will result from the application of the adjustment mechanism provided for in Article 7.02. (hereinafter referred to as the “ADJUSTED CLOSING PAYMENT”), shall be paid on the CLOSING DATE;

(b)	the balance equal to the AGREED PURCHASE PRICE, less the ADJUSTED CLOSING PAYMENT and less 50% (fifty per cent) of the SPECIAL CREDIT (hereinafter referred to as the “BALANCE”), or the different amount that will result from the application of adjustment mechanism provided for in Article 3.03. (hereinafter referred to as the “DEFERRED PAYMENT”), shall be paid on the third anniversary of the CLOSING DATE (hereinafter referred to as the “DEFERRED PAYMENT MATURITY DATE”) and it shall be reflected in three notes, one for each SELLER in a form substantially in line with the text of the Exhibit 3.02.(b), bearing interest at annual rate of 5% (five per cent), to be delivered by BUYER to each relevant SELLERS as provided for by Article 3.03. below (hereinafter referred to as the “NOTES”).

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3.03.	Deferred payment adjustment mechanism.

The PARTIES in view of SELLER’s commitment, indicated in Article 3.01. above, to guarantee the BL EBITDA and the EQUITY IRR TARGET for the period of 18 months from the CLOSING DATE (hereinafter referred to as the “ADJUSTMENT PERIOD”), have agreed on the following adjustment mechanism regarding the DEFERRED PAYMENT.

The DEFERRED PAYMENT shall be adjusted on the basis of the AA EBITDA versus the BL EBITDA for the same period, according to the mechanism described hereinafter. For sake of clarity, the PARTIES acknowledge that for the purpose of this Article 3.03.; any indirect or direct fee or remuneration paid to BUYER shall not be deducted from the cash revenues and shall be added back for the purpose of the calculation of the AA EBITDA.

3.03.1	In the event of an increase of the AA EBITDA with respect to the BL EBITDA, the DEFERRED PAYMENT shall be increased of an amount equal to 50% (fifty per cent) of difference between the AA EBITDA and the BL EBITDA (such amount is hereinafter referred to as the “IA AMOUNT”) to be paid at the same terms and conditions of the DEFERRED PAYMENT, being agreed that on the IA AMOUNT will not mature the interest indicated in Article 3.02..

3.03.2	In case of any decrease in the AA EBITDA below the BL EBITDA, the amount of the DEFERRED PAYMENT shall be reduced of the amount necessary to maintain an AGREED PURCHASE PRICE that yields at the EQUITY IRR TARGET (hereinafter referred to as the “EBITDA INDEMNITY”), but not exceeding 35% (thirty five per cent) of the BALANCE.

3.03.3	Within 30 (thirty) days after the end of the ADJUSTMENT PERIOD, BUYER shall communicate to SELLERS the amount of the DEFERRED PAYMENT and deliver to SELLERS evidence supporting its calculation, SELLERS have 15 (fifteen) days from receipt of BUYER’s communication to review the DEFERRED PAYMENT amount. In case of disagreement regarding the DEFERRED PAYMENT amount (to be addressed in writing), the PARTIES in good faith will have additional 15 (fifteen) days to find an agreement. In case the of disagreement cannot be resolved, an independent accountant or auditor who will act as arbitrator, shall be appointed by the PARTIES, as set forth under Article 7.05. of this Agreement.

3.03.4	5 (five) BUSINESS DAYS after the DEFERRED PAYMENT amount has become definitive, as provided for by Article 3.03.3, either pursuant to SELLER’s agreement or pursuant to the arbitrator’s decision, BUYER shall execute and deliver to SELLER the NOTE

ARTICLE 4

CONDITION PRECEDENT

4.01.	The CLOSING and the transfer of the SHARES of each SPV are conditional upon the occurrence of all the conditions precedent (hereinafter referred to as the “CONDITIONS”) described below:

a.	if necessary, for the CHANGE OF CONTROL CONTRACTS indicated under Exhibit 4.01.a., the SELLERS shall have caused each relevant SPV to (i) obtain the necessary consent from its counterpart in such cases where consent is required, or (ii) notify its counterpart in such cases where pure notification is required and shall deliver evidence thereof to the BUYER;

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b.	with regard to the Financing Agreement entered into on February 25th, 2013, as amended and restated and presently in force between the SPVs, Banca IMI S.p.A. and Intesa San Paolo S.p.A. (hereinafter referred to as the “FINANCING AGREEMENT”) and all other contracts, deeds and agreements connected or related to the loans facilities under the FINANCING AGREEMENT (hereinafter collectively referred to as the “FINANCING DOCUMENTS”), SELLERS shall have obtained from the lending banks, pursuant to a written request addressed to the lending banks according to the text attached hereto under Exhibit 4.01.b., a written document (hereinafter referred to as the “CONFIRMATION LETTER”) containing:

(i)	any consent and/or approval necessary under FINANCING DOCUMENTS;

(ii)	the confirmation that the terms and conditions of the FINANCING DOCUMENTS will remain in force and unchanged as a result of the transaction envisaged under the AGREEMENT and the consequent change of control;

(iii)	the confirmation that SELLERS’ (and Kinexia S.p.A.) commitments under the FINANCING DOCUMENTS, have been complied with, extinguished or waived by the lending banks, with the only exception of the commitments pursuant to Article 2.2, lett. c), of the Contribution Agreement and Article 6.7 of the FINANCING AGREEMENT,.;

(iv)	the declaration that the lending banks release the SELLERES from the commitments pursuant to Article 2.2, lett. c), of the Contribution Agreement and Article 6.7 of the FINANCING AGREEMENT, having such commitments and obligations been assumed by the BUYER in a form and substance reasonably satisfactory to the lending banks;

c.	the representations and warranties of the SELLERS under Article 8 below being true and correct on and as of the REFERENCE DATE and the CLOSING DATE with the same effect as though such representations and warranties had been made on and as of such date;

d.	there being no Material Adverse Change between the REFERENCE DATE and the CLOSING DATE;

e.	the PARTIES’ compliance with their respective commitments and obligations hereunder;

f.	having each SPV executed a termination agreement with VOLTEO terminating the existing Operation and Maintenance Agreement effective 7 (seven) BUSINESS DAYS after the CLOSING DATE with no costs for the SPVs;

g.	Having the SELLERS delivered to the BUYER written evidence that either the installment of the debt reschedule plan indicated in Exhibit 8.01.10.c and the installment of the financing reimbursement to Banca IMI that are due up to the end of the month of June have been paid or that there are in each SPV available means to make the above payments, being understood that “available means” is defined as cash in the bank, accounts receivable from GSE maturing within the terms of the installment payment.

4.02.	Each PARTY undertakes to use all reasonable endeavors to ensure that the CONDITIONS are fulfilled to the satisfaction of the BUYER as soon as reasonably practicable and in any event by and not later than 60 (sixty) days from execution of this Agreement. The SELLERS shall cause each relevant SPVs to perform all actions that may be necessary or useful in order to fulfill the CONDITIONS.

4.03.	The PARTIES acknowledge and agree that the CONDITIONS are provided for in the exclusive interest of the BUYER, with the exception of the CONDITIONS set forth by Article 4.01.b. that are provided in the interest of both BUYER and SELLERS. The BUYER may in its absolute discretion waive the CONDITIONS under Article 4.01. lett. a., c., d., e., f. and g., either in whole or in part, at any time by notice in writing to the SELLERS. Each PARTY shall notify the other PARTIES in writing, within 5 (five) BUSINESS DAYS after all the CONDITIONS have been fulfilled or waived.

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4.04.	In the event that any of the CONDITIONS referred to each SPV shall not have been fulfilled (or waived pursuant to Article 4.03. above) within 60 (sixty) days from the execution of this Agreement, then the PARTIES shall not be bound to proceed with the purchase and sale of the SHARES of that specific SPV and this AGREEMENT shall cease to be effective at such time and shall stop being effective, save for those clauses listed or referred to in Article 11 below (which shall remain in force). In such case, each PARTY shall bear its own expenses and costs already occurred reciprocally waiving any claim, request of indemnity or damages.

ARTICLE 5

PRE-CLOSING UNDERTAKINGS

5.01.	The PARTIES undertake, as soon as possible after the execution of this AGREEMENT and in any event prior to the CLOSING DATE, as follows:

a.	SELLERS shall deliver to BUYER the PRE-CLOSING FINANCIAL STATEMENTS provided for by Article 7.02. hereinafter;

b.	the PARTIES shall split any fees and expenses that the lending banks may charge in connection with the CONFIRMATION LETTER as follows:

(i)	50% (fifty per cent) to the BUYER

(ii)	50% (fifty per cent) to the SELLERS to be further split as follows:

-	70% (seventy per cent) to VOLTEO;

-	20% (twenty per cent) to AGRIHOLDING;

-	10% (ten per cent) to OVERLAND.

5.02.	The BUYER, as soon as possible after the execution of this Agreement and in any event prior to the CLOSING DATE, shall reasonably cooperate in good faith where requested and where possible in order to obtain the CONFIRMATION LETTER from the bank.

ARTICLE 6

CLOSING

6.01.	The CLOSING in relation to each SPV will be independent from the CLOSING of the other SPVs and each CLOSING could occur on different CLOSING DATES; each CLOSING shall take place on each CLOSING DATE at the office of a notary public chosen by the BUYER in Milan, but in any event by and not later than 30 (thirty) days from the last communication under Article 4.03..

6.02.	At CLOSING,

a.	each SELLER shall:

(i)	for each SPV, execute a notarial deed of transfer of the SHARES(hereinafter referred to as the “DEED OF TRANSFER”), that shall be kept in trust by the Notary until payment of the ADJUSTED CLOSING PAYMENT has been confirmed;

(ii)	deliver to the BUYER the letters of resignation substantially in the form attached hereto as Exhibit 6.02.a.(ii) of all directors of each SPV with effect as of the CLOSING DATE; such resignations shall contain a clause in which the resigning directors confirm that they have no claim against the relevant SPV, (except for the emolument/costs reimbursements already resolved, accrued and still outstanding, if any, which amount shall have to be specifically indicated);

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(iii)	cause the shareholders’ meeting of each SPV to resolve upon the appointment as new directors of the relevant SPVs the individuals designated by the BUYER in a written notice delivered to the SELLER at least 8 (eight) days before CLOSING;

b.	the BUYER shall:

(i)	pay the CLOSING PAYMENT to the SELLER as set forth in Article 3.02. above;

(ii)	deliver to the SELLERS the BlueSphere Corp. the Corporate Guarantee, duly executed;

(iii)	execute the DEEDS OF TRANSFER;

(iv)	deliver to the SELLER a letter whereby the BUYER and BlueSphere Corp. waive any and all claims for any damage against both directors and, if applicable, auditors that have resigned from the SPV, in the form attached hereto as Exhibit 6.02.b.;

(v)	pay or cause to be paid the appropriate entities or persons and in the appropriate manner, any stamp, transfer or similar taxes or charges however levied by any governmental authority on the transfer of the SHARES, to be incurred in relation to such transfer.

6.03.	At the CLOSING DATE, all rights and interests attached to the SHARES of each SPV shall be transferred to the BUYER.

6.04.	The PARTIES acknowledge that all the actions described in Article 6.02. above will be considered as simultaneously undertaken and that each of them is of essence. Failure by one or more PARTIES to properly and fully accomplish any of such actions will entitle the non-defaulting PARTY or PARTIES not to proceed with CLOSING, and to claim damages from the defaulting PARTY or PARTIES.

ARTICLE 7

CLOSING PAYMENT ADJUSTMENT – VAT CREDIT ADVANCE

7.01.	The SELLERS guarantee that:

(a)	Each SPV at the CLOSING DATE will be in an “Ongoing Concern” situation as defined by GAAP i.e. they will be regularly and continuously operating, capable of regularly and timely continuing to operate for one year with the existing SPVs’ Working Capital;

(b)	Each SPV at the CLOSING DATE will have NET ASSETS in line and compatible with the data contained in the BASE MODEL (i.e. NET ASSETS at least equal to MINIMUM REQUIRED NET ASSETS for each SPV) (hereinafter referred to as the “CLOSING NET ASSETS”).

7.02.	In order to evidence the existence of the requirements indicated in Article 7.01., SELLERS shall deliver to BUYER at least 14 (fourteen) days prior to the CLOSING DATE a financial statements of each SPV as of the end of the month preceding the CLOSING DATE (hereinafter referred to as the “PRE-CLOSING FINANCIAL STATEMENTS”). The PARTIES, on the basis of the PRE-CLOSING FINANCIAL STATEMENTS, shall prepare, using the format attached hereto as Exhibit 7.02., the NET ASSETS evaluation as of such reference date and the forecasted NET ASSETS evaluation as of the CLOSING DATE (hereinafter referred to as the “PRE-CLOSING NET ASSETS CALCULATION”). The PRE-CLOSING NET ASSETS CALULATION shall also evidence the difference, if any, between the PRE-CLOSING NET ASSETS and the MINIMUM REQUIRED NET ASSETs (hereinafter referred to as the “NET ASSETS DIFFERENCE”). The amount of the CLOSING PAYMENT for each SPV shall be adjusted deducting to it the relevant NET ASSETS DIFFERENCE (hereinafter referred to as “ADJUSTED CLOSING PAYMENT”) and paid to the SELLERS.

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7.03.	[INTENTIONALLY OMITTED]

7.04.	The BUYER, no later than 15 (fifteen) days after the CLOSING DATE, shall prepare and deliver to the SELLERS a NET ASSETS calculation for each SPV as of the CLOSING DATE, according to the format attached hereto as Exhibit 7.04. (hereinafter referred to as the “FINAL CLOSING NET ASSETS CALCULATION”) and based on the Financial Statements as of the CLOSING DATE (hereinafter referred to as the “CLOSING DATE FINANCIAL STATEMENTS”) for each SPVs and the final calculation of the amount of the ADJUSTED CLOSING PAYMENT based on the CLOSING NET ASSETS CALCULATION (hereinafter referred to as the “FINAL ADJUSTED CLOSING PAYMENT”).

7.05.	SELLERS have 5 (five) days from receipt of BUYER’S documents provided under Article 7.04. to review the FINAL CLOSING NET ASSETS CALCULATION. In case of disagreement regarding the FINAL ADJUSTED CLOSING PAYMENT (to be addressed in writing), the Parties in good faith will have additional 5 (five) days to find an agreement. In case the disagreement cannot be resolved, a leading auditing company authorized to operate in Italy will be jointly appointed by the PARTIES to act as arbitrator, as exclusive remedy, alternatively, in the event the PARTIES cannot agree on a designation, the arbitrator will designated by the chairman of the “Ordine dei dottori commercialisti di Milano” in order to verify the CLOSING DATE FINANCIAL STATEMENTS and determine the amount of the FINAL ADJUSTED CLOSING PAYMENT. The arbitrator’s conclusions (to be delivered no later than 15 (fifteen) days from his appointment) will be binding for the PARTIES. The costs of the arbitrator will be equally shared between SELLER and BUYER.

     The following provisions shall apply to the performance of the decision by the arbitrator:

(i)	the arbitrator shall be entitled to have access to the accounts books and other accounting documents and other information of the relevant SPV and the Parties shall provide the arbitrator with all of the information reasonably requested by the latter;

(ii)	the arbitrator shall confine its examination to the disputed matters and review the abovementioned data on the basis of the accounting standards consistently applied;

(iii)	the arbitrator’s decision shall be final and binding upon the Parties and shall be deemed to constitute the contractual intention of the Parties, within the meaning of articles 1349, paragraph 1 (excluding its “mero arbitrio”), and 1473 of the Italian Civil Code;

(iv)	if the arbitrator fails to notify his decision to the Parties within the above-mentioned time limit, each of the Parties shall be entitled to ask the President of the Court of Milan to appoint a different arbitrator; this provision shall also be applicable if the arbitrator refuses the assignment or resigns there from.

7.06.	The PARTIES agree that in the event the FINAL ADJUSTED CLOSING PAYMENT evidences a negative or positive adjustment with respect to the ADJUSTED CLOSING PAYMENT such amount will be either added to or deducted from the amount of the DEFERRED PAYMENT and paid accordingly.

VAT CREDIT and VAT ADVANCE

7.07.	The PARTIES agree that the VAT ADVANCE mechanism provided for in following Articles 7.10. - 7.15. will be triggered only in the event the aggregate ADJUSTED CLOSING PAYMENT amount for the 4 (four) SPV’s is lower than EUR 2,140,000.00 (two million one hundred forty thousand/00) (hereinafter the “TRIGGERING AMOUNT ”).

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7.08.	SELLERS represent and warrants that Exhibit 7.08. correctly represents (i) the amount of the VAT credit for which reimbursement has been requested for each SPV, (ii) the amount of VAT bank loans as well as the 2014 VAT credit for which the reimbursement still has to be requested and that all documents and surety necessary to obtain the reimbursement have been properly filed. Furthermore, SELLERS represent and warrant that the 4 (four) SPVs shall have an overall non-financed VAT credits for which reimbursement have to be requested, as specified in Exhibit 7.08. (hereinafter referred to as the “EXCESS VAT CREDIT”). BUYER shall cause each SPV as soon as technically feasible to file the reimbursement request for the EXCESS VAT CREDIT and procure the necessary surety to be filed together with the reimbursement request and provide SELLERS with a copy of the EXCESS VAT CREDIT reimbursement requests once filed.

7.09.	In light of the representation made in Article 7.08. above, the PARTIES agree that:

(a)	As of the closing date each SPV will have a trade debt towards VOLTEO only for the outstanding amount of VOLTEO’s trade receivables specified in the Exhibit 7.09.(a), (hereinafter referred to the “VOLTEO OUTSTANDING TRADE RECEIVABLES”). On VOLTEO OUTSTANDING TRADE RECEIVABLES will mature interest at the same rate and calculation method as the ones maturing on the EXCESS VAT CREDIT;

(b)	the reimbursement of VOLTEO OUTSTANDING TRADE RECEIVABES is linked and subject to the reimbursement of the EXCESS VAT CREDIT to each relevant SPV and the availability of said funds;

(c)	taking into consideration that neither OVERLAND nor AGRIHOLDING have as of the CLOSING DATE any outstanding trade receivables, apart from those indicated in Exhibit 8.01.10.c, the BUYER agrees to pay to OVERLAND and to AGRIHOLDING as additional consideration for the sale of the SHARES an amount equal to the quota of the EXCESS VAT CREDIT to be allocated to OVERLAND and AGRIHOLDING according to their respective shares participation in each SPV (hereinafter referred to as the “MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION”) i.e., 1/3 of MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION to OVERLAND and 2/3 of MINORITY SHAREHOLDER ADDITIONAL CONSIDERATION to AGIHOLDING;

(d)	the payment by the BUYER of the MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION (i) is linked and subject to the reimbursement of the EXCESS VAT CREDIT to each relevant SPV and the availability of said funds, (ii) shall be made pro-rata and pari passu with the payment of VOLTEO OUTSTANDING TRADE RECEIVABES and (iii) according to provisions of Article 7.10. to 7.14.

7.10.	In case the VAT ADVANCE mechanism will be triggered, at CLOSING, BUYER shall:

(i)	pay to VOLTEO, on top of VOLTEO’s 70% quota of the overall ADJUSTED CLOSING PAYMENT a further amount not exceeding VOLTEO’s 70% quota of the TRIGGERING AMOUNT and in any event not higher than EUR 350,000.00 (three hundred fifty thousand/00), as interest free anticipation on VOLTEO OUTSTANDING TRADE RECEIVABLES payment with the right of subrogation towards the respective SPVs;

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(ii)	pay to AGRIHOLDING, on top of ARGIHOLDING’s 20% quota of the overall ADJUSTED CLOSING PAYMENT a further amount not exceeding ARGIHOLDING’s 20% quota of the TRIGGERING AMOUNT and in any event not higher than EUR 100,000.00 (one hundred thousand/00), as interest free anticipation on the MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION on top of the aggregate ADJUSTED CLOSING PAYMENT of the four SPV and

(iii)	pay to OVERLAND, on top of OVERLAND’s 10% quota of the overall ADJUSTED CLOSING PAYMENT a further amount not exceeding OVERLAND’s 10% quota of the TRIGGERING AMOUNT and in any event not higher than EUR 50,000.00 (fifty thousand/00), as interest free anticipation on the MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION on top of the aggregate ADJUSTED CLOSING PAYMENT of the four SPV

(all the above payments hereinafter referred to as “VAT ADVANCE”).

It is also agreed that in the event the difference between the aggregate ADJUSTED CLOSING PAYMENT amount for the 4 (four) SPV’s and the TRIGGERING AMOUNT will be lower than 500k Euro, the Buyer will have to advance only the missing amount NECESSARY to reach the TRIGGERING AMOUNT.

7.11.	The PARTIES agree, and BUYER undertakes to cause the SPVs to act accordingly, that VOLTEO OUTSTANDING TRADE RECEIVABLES shall be reimbursed by the SPVs and the MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION shall be paid, complying with the applicable commitments under the FINANCING DOCUMENTS, from the proceeds of the VAT credit reimbursements after payment of (i) the VAT BANK LOANS (principal and interests matured thereon) and (ii) the reimbursement of the VAT ADVANCE.

7.12.	In the event that EXCESS VAT CREDIT is not received by the SPVs before the DEFERRED PAYMENT MATURITY DATE or if the amount of the reimbursement of the EXCESS VAT CREDIT received is not sufficient to cover the entire VAT ADVANCE, the DEFFERED PAYMENT AMOUNT shall be reduced by the amount of the VAT ADVANCE still outstanding.

7.13.	In the event all or part of VOLTEO OUTSTANDING TRADE RECEIVABLES and of MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION have not been paid at DEFERRED PAYMENT MATURIY DATE, BUYER shall and, as applicable, it undertakes to cause the relevant SPV to, pay the outstanding balance as soon the proceed from the reimbursement of the EXCESS VAT CREDIT are received and they become available.

7.14.	In the event that after DEFERRED PAYMENT MATURITY DATE there is still a balance of VOLTEO OUTSTANDING TRADE RECEIVABLES and of MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION to be paid, the SELLERS undertake (i) to waive, respectively and as applicable, any balance of VOLTE OUTSTANDING TRADE RECEIVABLES and MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION if the EXCESS VAT CREDIT reimbursement is not sufficient to cover the outstanding balance of the VOLTEO OUTSTANDING TRADE RECEIVABLES and MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION, provided that at SELLERS’ request and costs, BUYER undertakes to cause any relevant SPV to challenge in the appropriate venues any Tax Authority ruling that reduces the amount of the EXCESS VAT CREDIT reimbursed. In such case the SELLERS’s waiver will be made according to the decision, and (ii) to waive, respectively and as applicable, any balance of VOLTEO OUTSTANDING TRADE RECEIVABLES and of the MINORITY SHAREHOLDERS ADDITIONAL CONSIDERATION if the entire EXCESS VAT CREDIT has not been reimbursed within the seventh anniversary of the DEFERRED PAYMENT MATURITY DATE.

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ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.01.	SELLERS hereby represent and warrant to the BUYER that each of the statements contained in this Article 8.01. is true and correct as of the date hereof and will be so as of the CLOSING DATE as if such representation and warranty had been given on such date (unless it is specifically provided for that a representation shall be made as of a different date):

8.01.1.	Authorization. Each SELLER has full power, authority and capacity to enter into and perform this AGREEMENT;

8.01.2.	Litigation. No injunction or definitive decision issued by any court or other judicial body or governmental authority relating to the SPVs in order to, directly or indirectly, materially impedes the ongoing operations of the SPVs or prohibiting, either in whole or in part, or making illegal the transaction contemplated herein, is presently in effect.

8.01.3.	Existence of each SELLER. Each SELLER is duly organized, validly existing and in good standing under Italian laws, and as set forth in its by-laws, as currently in force. All corporate actions and other proceedings required to be taken to authorize it to enter into and to carry out this AGREEMENT have been duly and properly taken.

8.01.4.	Existence of the SPVS. The SPVs are duly organized, validly existing and in good standing under Italian laws and as set forth in their by-laws as currently in force. The SPVs have at all times carried out their business and conducted their affairs in accordance with their by-laws in force at that time and has not entered into liquidation or any other debtor relief proceeding under the Italian Law.

8.01.5.	Capitalization. Each SPV: (i) is fully compliant with the capital requirement provided for by Italian Law in order to regularly conduct its activity and (ii) has sufficient working capital to continue to operate as a “Ongoing Concern” as defined in Article 7.01.(a) above. The SELLER nor any of its affiliates has received any payment, for whichever reason, from any of the SPVs during the period from September 12th, 2014 until the CLOSING DATE, with the exception for payments regarding the ordinary management of the SPVs, as indicated in Exhibit 8.01.5.

8.01.6.	Ownership. Each SELLER is the owner of and has good and valid title to its respective part of SHARES. Except as indicated in Exhibit 8.01.6, and except the right of first refusal provided by Article 8 of the By-Laws of the SPVs, each SELLER has the full and unrestricted right, power and authority to validly sell, assign, transfer and deliver, as of the CLOSING DATE, the SHARES.

8.01.7.	Participations in other companies. The SPVs do not own any participation in other companies, entities or joint-ventures, and are not be bound by any commitment to acquire any such participation or to invest in any companies, entities or joint-venture.

8.01.8.	Balance Sheets. The INTERIM FINANCIAL SITUATIONS and the BALANCE SHEETS are, as of their respective dates, true, correct and complete, have been prepared from and are consistent with the books and records of each relevant SPV and have been prepared in accordance with GAAP, consistently applied throughout the periods involved, the Italian Civil Code and other applicable rules. The INTERIM FINANCIAL SITUATIONS and the BALANCE SHEETS give a true and fair view of the assets, liabilities, any appropriate reserve requirements, financial condition and the results of operations and cash flow of the SPVs as of their respective dates and for the periods indicated therein, all in accordance with GAAP, the Italian Civil Code and other applicable rules. The INTERIM FINANCIAL SITUATIONS and the BALANCE SHEETS do not omit to state or reflect any fact concerning each relevant SPV, required to be stated or reflected therein, or necessary to make the statements contained therein not misleading.

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8.01.9.	Books and Accounts. The books of account of each SPV are complete and correct in all material respect and reflect all transactions to which each relevant SPVs is a party.

8.01.10.	Events Subsequent to the Reference Date. As of the REFERENCE DATE and through the CLOSING DATE, the SPVs have not:

a.	suffered any damage, destruction or loss by reason of fire, flood, accident, or other casualty, of such character which, directly or indirectly, materially impedes the ongoing operations of the SPVs;

b.	declared, set aside or paid any dividend or distribution of reserves;

c.	entered into any new agreement with any of the SELLER and/or OVERLAND and/or AGRIHOLDING or with any persons directly or indirectly controlling, controlled, or affiliated to such entities, except for the debts rescheduling agreements enclosed as Exhibit 8.01.10.c. (whose outstanding balances shall be computed in the NET ASSETS calculation provided for in Exhibit 1.01.c.;

d.	entered into any transactions otherwise than in the ordinary course of business, nor otherwise in the interest of the SPVs;

e.	accrued or paid any fees or expenses for counsel, accountants or other experts, incident to the negotiation, preparation or execution of this AGREEMENT, or consummation of the transactions contemplated hereby;

f.	entered into any agreement or other commitment for any expenditures for capital assets, and other than for ordinary and routine maintenance and repairs, which maintenance and repair expenditures are not required to be capitalized;

g.	received any termination of, or receipt of notice of termination of any permits, licenses or other administrative authorizations required in order to carry out the SPVs’ business in full compliance with applicable law, regulations and administrative authorizations;

h.	been affected by any conditions or circumstances which, directly or indirectly, materially impedes the ongoing operations of the SPVs;

i.	been affected by any material change in the SPVs’ relationship with customers, suppliers, or other persons with whom the SPVs do business, or any material change in the manner in which the business is conducted;

j.	carried out any sale or disposition of or undertaking to sell or dispose of any of its assets and liabilities, related to the their business. The Parties agreed that for the purposes of this provision it shall be considered material an asset having a value of more than EUR 50,000.00 (fifty thousand/00);

k.	in general, consummated any action or omission whose effect has been, or may potentially be, that of damaging the assets or the economic, financial, or legal situation of the SPVs.

8.01.11.	Accounts receivable. All financial and trade accounts receivables and notes receivable reflected in the INTERIM FINANCIAL STATEMENTS and all accounts receivable subsequently accrued between the REFERENCE DATE and the CLOSING DATE as will result in the CLOSING DATE FINANCIAL STATEMENTS, are (i) valid, genuine and existing, (ii) not subject to any defenses or counter-claims and (iii) fully collectable at their respective maturity date.

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8.01.12.	Assets. Each SPV have good and valid title, or with respect to assets held under a lease, rental or other leasing agreement, the valid right to use the soil, machinery, furniture, equipment and other tangible assets used in connection with the business of each relevant SPVs and all other fixed assets referred to in the INTERIM FINANCIAL SITUATIONS and any additions thereto made since the REFERENCE DATE. All assets, equipment and machinery are (except usual wear and tear) in good operating condition and have been regularly and timely maintained in full compliance with manufacturer’s instructions. Such assets comprise all the assets necessary for the continuation of each SPV activity as carried out at the date of this AGREEMENT.

8.01.13.	Undisclosed liabilities. The SPVs have no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, and there is no basis for any claim against them or any liability, except (i) to the extent set forth on the INTERIM FINANCIAL SITUATIONS; (ii) to the extent specifically set forth in this AGREEMENT; or (iii) with respect to liabilities or obligations incurred in the normal and ordinary course of business, none of which will, or could, have a MATERIAL ADVERSE CHANGE effect.

8.01.14.	TAXES. The SPVs have filed, or caused to be filed, all TAX returns required by any government authority, including, but not limited to, income tax returns, real estate tax returns, value added tax returns and social security declarations. Such tax returns are true, complete and correct.

No TAX audit, TAX assessment or TAX claim is pending and no written notice of any such claim was received as of the date of this AGREEMENT. As of the date of this AGREEMENT, there exists no unpaid income or other TAXES or any TAX deficiency or any unpaid contribution or contribution deficiency assessed by any governmental authority.

The SPVs have paid or have made the necessary provisions for the payment of all TAXES, the payment of which was due, and will do so up to the CLOSING DATE; the SPVs have withheld, or (as the case may be) have made provisions for, all TAXES required to be withheld and has timely paid such TAXES in accordance with applicable laws and regulations. Any amounts set up for reserves for TAXES in the INTERIM FINANCIAL SITUATIONS are and will be sufficient for the payment of all unpaid TAXES, whether or not such TAXES are disputed or are yet due and payable up to the CLOSING DATE.

No relief from, against or in respect of any TAXES has been claimed and/or given to the SPVs which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost.

8.01.15.	Contracts. Except as set forth in Exhibit 8.01.15, the SPVs do not have outstanding:

a.	any single contract providing for an expenditure in excess of EUR 500,000.00 (five hundred thousand/00) per contract per year;

b.	any contracts with the SELLERS or persons directly or indirectly controlling, controlled, or affiliated to the SELLERS;

c.	any guarantee, indemnity, or similar undertaking for any indebtedness of any other person;

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d.	any contract or commitment not made in the ordinary course of business which is material to the business, economic, financial condition or results of operations of the SPVs;

e.	any contract or commitment from which each of the SPVs are not entitled to withdraw on 6 months’ notice or less with the application of any charges.

8.01.16.	Validity of contracts. Each of the contracts and agreements to which the SPVs are a party and which are listed under Exhibit 4.01.a. constitute a valid and binding obligation of the parties thereto in accordance with their terms and conditions. Except as provided for in Exhibit 4.01.a., the consummation of the transaction contemplated in this AGREEMENT shall not cause, pursuant to the relevant contractual provisions, the termination of any contract to which the SPVs are a party, nor shall entitle any counterparty to withdraw or otherwise terminate such contract. There are no conditions or circumstances that may result in or cause material default by the SPVs and no claim or request of fulfillment has been received by the SPVs in connection with such agreements.

No party has given notice of termination or cancellation of any contract that is material to the conduct of the SPVs’ business as conducted so far.

The SPVs and SELLERS are in full compliance with all bank loan covenants.

No purchase commitment for materials, supplies or other items to which the SPVs are a party is in excess of the current requirements of its business, or inconsistent with past business practice.

The plants, building, structures, fixtures and improvements on land owned by each SPV conform to all applicable laws and regulations including, without limitation, zoning and building laws and regulations, environmental laws, and no notice of violation relating to the same has been threatened to or received by any SPV and no grounds exist and there is no basis in fact for the assessment of any violation thereof.

8.01.17.	Bank accounts. Exhibit 8.01.17 contains a list of all bank accounts maintained by the SPVs, together with the names of authorized signatories on each such account.

8.01.18.	Insurance. The SPVs maintain with reputable insurance companies insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or similar business. All insurance contracts concerning assets of the SPVs are and will remain valid and in force after the consummation of the transaction contemplated in this AGREEMENT. The SPVs are not in breach of any insurance policy and may directly request the insurance companies to perform payments of sums owed by them in connection with insured events suffered by the SPVs. All premiums due with respect to each policy have been paid.

8.01.19.	Health and Safety. The business of the SPVs, as well as the plants, building, structures, fixtures and improvements on land owned by each SPV, has at all times been conducted in full compliance with all applicable legislation concerning health and safety matters, including legislation on fire prevention, and all and any regulations or orders made or issued under any such legislation (hereinafter referred to as the “HEALTH AND SAFETY LEGISLATION”).

All licenses, consents, permits, registrations, filings, exemptions, approvals, authorizations or the like made or issued pursuant to or under, or required by, HEALTH AND SAFETY LEGISLATION for the lawful carrying on of the business and/or the lawful use of the owned property (hereinafter referred to as the “HEALTH AND SAFETY PERMITS”) have been obtained and are in full force and effect and the terms and conditions have been complied with at all times.

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There are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or are in existence in connection with the conduct of the business of the SPVs or use of the owned property which are liable to give rise to liability under HEALTH AND SAFETY LEGISLATION.

No material work, repairs, construction, remedial action or expenditure is required in relation to HEALTH AND SAFETY LEGISLATION in order to carry on lawfully the business of the SPVs.

At no time the SPVs have received any notice, claim, demand or other communication alleging any contravention of or actual or potential liability under HEALTH AND SAFETY LEGISLATION.

8.01.20.	Service contracts. Exhibit 4.01.a.contains a complete list of all the services contracts executed by the SPVs and currently in force. All service contracts are fully compliant with applicable legislation on the lending of workmanship (including, without limitation, Law No. 276 of September 10th, 2003), and have at all times been performed in accordance with such legislation; the persons operating on behalf of the contractors are not entitled to be re-characterized as employees of each relevant SPV.

8.01.21.	Litigation. There is no claim, action, suit or arbitration, before any court, administrative or regulatory body, arbitration panel, or any governmental agency, threatened or pending against any of the SPV. There is no claim, action or proceeding now pending or threatened before any court, administrative or regulatory body, arbitration panel, or any governmental agency, which will, or could, prevent or hamper the consummation of the transactions contemplated by this AGREEMENT.

8.01.22.	Licenses and permits. The licenses, permits and authorizations held by the SPVs are valid and in full force and effect, in compliance with all applicable laws. The SELLER is not aware of any reasons for the suspension, revocation or cancellation, in whole or in part, of the licenses, permits and authorizations relating to the SPV plants. The SPVs hold any and all licenses, permits and authorizations required for the lawful performance of their business and they are being and have been complied with at all times. In particular, the SPVs are in compliance with all the requirements of the various permits which were required to build, operate and sell the electricity produced.

8.01.23.	Compliance. To the SELLER knowledge, the SPVs conduct and have conducted their business and operations in full compliance with applicable mandatory laws, regulations and administrative authorizations. No crimes have been committed nor conducts have been carried out by any persons, for the benefit or in the interest of the SPVs, as a consequence of which the SPVs may incur any sanctions pursuant to Legislative Decree 231/2001.

8.01.24.	Absence of employees. None of the SPV employs or has ever employed any individual.

8.01.25.	Due Diligence information. The verbal and written information and documentation provided by the SELLER with respect to the SPVs and the SPVs’ business for the purposes of the Due Diligence investigations conducted on behalf of the BUYER, by its representatives and advisors is complete and does not contain untrue statements under any and all relevant aspects. Exhibit 8.01.25 contains the documentation provided by the SELLER with respect to the SPV and the SPVs’ business for the purposes of the Due Diligence investigations.

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8.01.26.	Farmland Lease Agreements. The lease agreements relating to the farmlands executed by each SPV have been regularly terminated. The earlier terminations have been accepted by all relevant lessors and no notice of violation relating to the farmland lease agreements, their performance and their earlier termination has been received by any relevant SPV nor any claim to this regard has been threatened and there is no basis in fact for the assessment of any claim thereof.

8.01.27.	Broker’s fees. Neither the SELLERS nor the SPVs have retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated in this AGREEMENT.

8.02.	The BUYER hereby makes the following representations and warranties to the SELLERS, each of which is true and accurate as of the date hereof and will be so as of the CLOSING DATE as such representation and warranty had been given on the such date (unless it is specifically provided for that a representation shall be made as of a different date).

8.02.1.	Authorization. The BUYER has full power, authority and capacity to enter into and perform this AGREEMENT. No injunction issued by any court or governmental authority relating to the BUYER in order to restrain or prohibit the consummation of this transaction contemplated by this AGREEMENT is presently in effect, and no suit, action or other legal or administrative proceeding relating to the BUYER is threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this AGREEMENT or the consummation of the transactions contemplated herein.

8.02.2.	Existence. The BUYER is duly organized, validly existing and in good standing under Italian laws and as set forth in its by-laws as currently in force.

8.02.3.	No Broker. The BUYER has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby.

8.02.4.	The BUYER is not insolvent, bankrupt or involved in insolvency, liquidation, bankruptcy or similar proceedings and has never presented a motion to be included in such procedures. There are no bankruptcy proceedings or other insolvency proceedings pending against the BUYER and no bankruptcy, liquidation or similar procedures pending against the BUYER;

8.02.5.	All corporate acts and other proceedings required to be taken by or on behalf of the BUYER to authorize the BUYER to enter into and to carry out this AGREEMENT have been duly and properly taken, and this AGREEMENT has been duly executed and delivered by the BUYER and constitutes the valid and binding obligation of the BUYER enforceable against the BUYER in accordance with its terms;

8.02.6.	Debts rescheduling agreements. BUYER shall procure, after the CLOSING, exact performance and payment by the SPVs of the debts rescheduling agreements enclosed as Exhibit 8.01.10.c.

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ARTICLE 9

INDEMNIFICATION OBLIGATIONS

9.01.	With the exception of cases of fraud and bad faith, it is understood that after the CLOSING the right to claim indemnification under this article excludes (also by express pactum de non petendo of the BUYER) any other right, action, remedy, claim, exception or safeguard available to the BUYER in connection with the breach of any representation and warranties set forth in Article 8 above and the BUYER hereby expressly waives said rights. In particular, after CLOSING, the BUYER shall have no right to cancel, terminate or withdraw from the AGREEMENT, or to refuse to perform the AGREEMENT or fulfil its obligations under the AGREEMENT, even if by way of exception, for any reason.

9.02.	Each of the SELLER shall, severally, on BUYER’s demand, reimburse, indemnify and hold harmless the BUYER and/or the SPVs (at the choice of the BUYER) for the Applicable Percentage of any LOSSES that the BUYER or the SPVs may incur as a result of:

(a)	infringement of any SELLERS’ representation or warranty contained in this AGREEMENT;

(b)	any breach of the SELLERS’ obligations set forth in this AGREEMENT.

9.03.	Expiration of the indemnification obligations of the SELLERS. The SELLERS shall be under no liability in respect of any claim for infringement of any representation or warranty unless notice of such claim shall have been served upon the SELLERS by the BUYER:

(a)	prior to the expiration of the applicable statute of limitation for LOSSES deriving from the violation of the representations and warranties under Articles 8.01.1 (Authorization), 8.01.3 (Existence of each SELLER), 8.01.6 (Ownership) and 8.01.14 (Taxes) above;

(b)	by the eighteenth (18th) month since the CLOSING DATE for LOSSES deriving from the violation of the representations and warranties under Articles 8.01.19 (Health and Safety), and 8.01.20 (Services contracts) listed under Exhibit 4.01.a above and for any other LOSSES.

9.04.	SELLERS’ obligation to indemnify the BUYER under this Article 9 shall arise only if the aggregate amount actually indemnifiable with respect to each SPV by SELLERS to the BUYER under this AGREEMENT exceeds in total an amount equal to EUR 100.000,00 (one hundred thousand/00) in relation to each SPV.

9.05.	It being understood that if the threshold related to a specific SPV is exceeded, the SELLERS shall indemnify the BUYER only for the excess of the amount indicated above.

9.06.	Under no circumstances shall the aggregate total amount payable by SELLERS as indemnity under this Article 9 in connection with each SPV exceed an amount equal to 10% (ten per cent) of the amount of the relevant PURCHASE PRICE, as finally adjusted pursuant to Article 3.03. above.

9.07.	Under no circumstances shall the SELLERS be liable to the BUYER under Article 9.03. above in the event that an event triggering a claim for indemnification occurs after the terms provided for in Article 9.03., lett. (a) and (b).

9.08.	Under no circumstances shall the SELLERS be liable to the BUYER in the event that the claim for indemnification is based on facts or circumstances which have been disclosed to the BUYER in the DISCLOSURE LETTER, on condition that (i) the relevant facts or circumstances which have been disclosed are true and correct, (ii) the disclosure has been made in a way which is not misleading and (iii) the LOSS arising from the facts or circumstances which have been disclosed was foreseeable also considering the nature and extent of the relevant disclosure.

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9.09.	Any amount due by the SELLERS under this Article 9 in connection with a claim for indemnification whenever possible pursuant to Article 3.03.3 above shall be set-off or reduced (i) by an amount equal to any amount that the BUYER, and/or any relevant SPV have actually received from third parties (including insurance companies) in connection with the circumstance constituting the subject matter of the claim for indemnification; and/or (ii) by any amounts for which a specific or general provision is set aside in the reference accounts, in connection with the circumstances constituting the subject matter of the claim for indemnification; and/or (iii) to take account of any possible tax benefit of the BUYER and/or the relevant SPV in connection with the indemnification event or the LOSS, but in the latter case the amount due shall also be grossed up to take into account any taxes payable by the BUYER on the indemnity amount received.

9.10.	The BUYER shall use its reasonable endeavour to (i) attempt to mitigate any LOSS with respect to which it may be entitled to seek indemnification pursuant to this AGREEMENT and (ii) obtain or cause to be obtained all insurance proceeds or other payments from third parties, and all tax refunds or other tax benefits, that are available with respect to any LOSS with respect to which it is entitled to indemnification under this AGREEMENT.

9.11.	The BUYER shall send to the SELLERS written notice of any fact that could cause a LOSS for the BUYER for which the SELLERS could be liable to indemnify the BUYER under this AGREEMENT within the 15 (fifteen) BUSINESS DAYS following the BUYER’s knowledge of such event (hereinafter referred to as “NOTICE OF CLAIM”), indicating in reasonable details the claims for indemnification that the BUYER intends to bring (hereinafter referred to as the “CLAIM”), with all available supporting documentation to enable the SELLER, to make the opportune assessments in relation to the LOSS forming the object of the CLAIM.

9.12.	It is understood that the absence of a written reply from the SELLERS to a NOTICE OF CLAIM within 15 (fifteen) BUSINESS DAYS of receipt of the same shall be deemed an acceptance of the CLAIM set forth in the NOTICE OF CLAIM.

9.13.	If any payment has to be made by the SELLERS to the BUYER within the ADJUSTMENT PERIOD as indemnification under Article 9 in respect of any CLAIM for a breach of the representations and warranties set forth in Article 8, the payment shall be made whenever possible, by way of adjustment of the AGREED CONSIDERATION to be paid by the BUYER under this AGREEMENT and the AGREED CONSIDERATION shall eventually be deemed to have been reduced by the amount of such payment.

9.14.	If any payment has to be made by the SELLERS to the BUYER after the ADJUSTMENT PERIOD as indemnification under Article 9 in respect of any CLAIM for a breach of the representations and warranties set forth in Article 8, the BUYER will not be entitled to set-off any payment due as DEFERRED PAYMENT with any amount to be paid by SELLERS under this Article 9.

9.15.	If the BUYER (or an SPV) receives from any third party a claim, including for avoidance of doubts any tax audit from any tax authority (hereinafter referred to as the “THIRD PARTY CLAIM”), which may determine a LOSS, the BUYER may inform the SELLERS and the following procedure shall apply:

9.15.1	The BUYER shall give written notice to the SELLERS within (i) 15 (fifteen) BUSINESS DAYS of the receipt of the THIRD PARTY CLAIM and shall provide the SELLERS with reasonable detailed documentation and information thereof, or (ii) the shorter term provided by the nature of the claim, in order to allow the SELLERS to participate and, to the maximum extent permitted by law, join, at its own cost, by counsel or counsels chosen by the SELLERS, in the defence against any THIRD PARTY CLAIM at its sole costs and expenses and the BUYER shall provide the SELLERS with any reasonable assistance and information in connection therewith.

9.15.2	The BUYER shall in any case diligently defend, and shall cause the relevant SPV to diligently defend, any claim, suit, action or proceeding however related to such THIRD PARTY CLAIM, and shall cause the relevant SPV not to make nor to accept settlement of any THIRD PARTY CLAIM without the prior written consent of the SELLERS, which cannot be reasonably withheld.

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9.15.3	If a firm offer is made to the relevant SPV or to the BUYER to settle any THIRD PARTY CLAIM which the BUYER, but not the SELLERS, is willing to accept, the BUYER and/or the relevant SPV (as the case may be) shall be free to enter into such settlement, at their own expense, it being understood that the SELLERS shall not be held liable for such settlement or for any payment to be made thereunder without prejudice to its possible liability for the THIRD PARTY CLAIM which shall remain subject to the provisions of this AGREEMENT.

9.15.4	If a firm offer is made to relevant SPV or to the BUYER to settle any THIRD PARTY CLAIM which the SELLERS, but not the BUYER, are willing to accept, the BUYER and/or the relevant SPV (as the case may be) shall be free not to enter into such settlement and to commence or continue the relevant litigation, at their own expense, it being understood that liability of the SELLERS under this Article 9 in connection thereof shall be limited to the amount of the proposed offer.

9.16.	The BUYER undertakes to indemnify and hold the SELLERS harmless from and against any claims and/or liabilities, damages, penalties, costs, losses, or expenses, including reasonable attorneys’ fees, actually suffered by SELLER arising out of any inaccuracy or breach of one or more of the representations and warranties of the BUYER set forth in Article 8 been true and correct. The PARTIES agree that to any claim by the BUYER to the SELLERS under this Article 9, shall be applied, mutatis mutandis, the same procedure set under Article 9.15. above.

ARTICLE 10

ACTIONS AND CONDUCT OF THE SPVS UNTIL CLOSING

10.01.	Operation of the Business. During the period from the execution of this AGREEMENT until the CLOSING DATE, the SELLERS shall cause the SPVs to conduct its business in good faith, in compliance with all applicable laws, regulations and administrative authorizations and only in the ordinary course of business. In particular, the SELLERS covenant and agree that during such period the SPVs will not, without the BUYER’s previous written consent:

(a)	increase or decrease the corporate capital, except for the necessity to meet minimum capital requirements provided for by Italian law by utilizing SELLERS’ outstanding trade receivables towards each relevant SPV, for which BUYER’s already expresses its consent;

(b)	issue any debt instruments or execute any notes or other evidences of indebtedness;

(c)	solicit or cause its representatives to solicit, directly or indirectly, any inquiries or proposals, participate, directly or indirectly, in any negotiations or discussions, or provide, directly or indirectly, any information, concerning the sale of any of the SHARES or of all or any portion of the SPVs’ business;

(d)	cause or permit any change in the financial condition, properties, assets, obligations, commitments, operations or prospects of the SPVs (other than changes in the ordinary course of business) or any other event or condition of any nature that, individually or in the aggregate, has been or will be adverse to the financial condition, properties, assets, obligations, commitments, operations or prospects of the COMPANY or to its business;

(e)	cause or permit any change in the COMPANY’s accounting system employed in preparing its previous financial statements;

(f)	cause or permit the SPVs, directly or indirectly, to declare, reserve, set aside, or pay any dividend or other distribution, or cause or permit any split, combination, reclassification, redemption, purchase or other acquisition with respect to any SHARES or any option to purchase the SHARES;

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(g)	cause or permit any sale, transfer, or other disposition (including, without limitation, any direct or indirect creation, assumption or permitting of the existence of any mortgage, pledge, deposit, conditional sale, lease or title retention) including, without limitation, any sale, transfer or other disposition between any of the SPVs and the SELLERS or any company participated by the SELLERS, other than:

1)	purchases of materials in the ordinary course of business; and

2)	contingent liabilities arising out of the endorsement in the ordinary and normal course of the business of negotiable instruments in the course of collection;

(h)	cause or permit any joint venture, merger or consolidation of the SPVs with any other company, or any corporate action by the SPVs effecting a complete or partial liquidation or dissolution;

(i)	cause or permit any amendment or modification (or agreement relating thereto) of the by-laws of the SPVs;

(k)	cause or permit any changes in the manner of conducting the SPVs’ business;

(l)	grant a remuneration, or authorize or pay any bonus or other benefit or cause or permit any SPV to make any loan or advance to any former or current consultants, director of the SPVs;

(m)	make or enter into any agreement or other commitment for any expenditures for capital assets, in excess of what is already reflected in the INTERIM FINANCIAL STATEMENTS and other than for ordinary and routine maintenance and repairs, which maintenance and repair expenditures are not required to be capitalized;

(n)	permit or cause any of the SPV to enter into any transaction not disclosed in, or contemplated by, this AGREEMENT (including, without limitation, any contingent obligations of the SPVs by way of guaranty, endorsement, indemnity, warranty or otherwise) other than in the ordinary and normal course of the business;

(o)	make any payments to, or grant any future benefits to, or transfer any assets to, or assume any liabilities for the benefit of the SELLERS;

(p)	enter into any agreement or commitment to do any of the things set out in this Article 10.01.

ARTICLE 11

GENERAL PROVISIONS

11.01.	Method of Payment. All payments to be made by one PARTY to the other pursuant to this Agreement shall be made in immediately available funds by wire transfer to the bank account that has to indicated designated by the Party entitled to receive the relevant payment at least 5 (five) BUSINESS DAYS prior to the date on which the payment is due.

11.02.	Confidentiality. Each PARTY hereto will hold, and will use its commercially reasonable efforts to cause its respective representatives and advisers to hold, in confidence from any person (other than its representatives or advisers, in connection with this Agreement, and with a demonstrable need-to-know), (i) unless compelled to disclose by judicial or administrative process or by other requirements of law or regulations derived there from (including without limitation any disclosure required under applicable regulations in particular any stock exchange regulations), or (ii) unless disclosed in an action or proceeding brought by a PARTY hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information, whether oral or written, concerning the other PARTY or any of its affiliates furnished to it by such PARTY or its representatives and advisers in connection with this AGREEMENT or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been:

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(a)	previously known by the PARTY receiving such documents or information without an obligation of confidentiality;

(b)	in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving PARTY;

(c)	later acquired by the receiving PARTY from another source if the other source is not under an obligation to another PARTY hereto to keep such documents and information confidential; or

(d)	independently developed by the receiving PARTY without the use of the other PARTY’s confidential information,

provided, however, that following the CLOSING the foregoing restrictions will not apply to the BUYER’s use of documents and information concerning the SPVs furnished by SELLER hereunder.

In the event the transactions contemplated hereby are not consummated, upon the request of the other PARTY, each PARTY hereto will, and will cause its respective representatives and advisers to, promptly (and in no event later than 5 (five) BUSINESS DAYS after such request) destroy or cause to be destroyed (such destruction certified in writing) or return or cause to be returned all copies of documents and information furnished by the other PARTY in connection with this AGREEMENT or the transactions contemplated hereby. As an exception to the above, a copy of such documents and information may be kept to the extent required to comply with any applicable recording and/or retention mandatory provisions of law.

In the event of any breach of this Article, the Parties acknowledge that the non-breaching Party may suffer irreparable harm which is difficult to calculate and therefore the relevant damages may be an inadequate remedy. Accordingly, the Parties agree that the non-breaching Party shall be entitled to seek temporary and permanent injunctive relief which may be available against the breaching Party and its affiliates, and the other rights and remedies to which the non-breaching Party may be entitled to at law, in equity and under this Agreement.

The foregoing confidentiality obligations shall survive the termination or the consummation of the transactions contemplated hereby for a period of three (3) years thereafter.

The PARTIES within 5 (five) days from the execution of this AGREEMENT and, afterwards, from the CLOSING shall agree on a common text of a press release regarding the transaction.

11.03.	Costs and expenses. Except as otherwise provided in this AGREEMENT, each of the PARTIES hereto shall pay its own expenses incident to the preparation, signature and performance of this AGREEMENT, whether or not the transactions contemplated herein are consummated. Stamp duty and notarial fees and costs relating to the transfer of the SHARES shall be borne by the BUYER.

11.04.	Entire Agreement. This AGREEMENT, including the Deeds of Transfer, embodies the entire agreement between the PARTIES hereto and supersedes all prior agreements, negotiations, offers and undertaking of the PARTIES with respect to the transaction contemplated herein. Except for the Deed of Transfer, there have been and are no arrangements or warranties between the PARTIES other than those set forth or provided for herein. This AGREEMENT may be amended only in writing through a document duly signed by the BUYER and the SELLER.

11.05.	Notices. All notifications to be made on the basis of this AGREEMENT must be sent in writing by registered letter with return receipt anticipated by facsimile to the following addresses:

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•	If to the SELLERS:

VOLTEO ENERGIE S.P.A.

Via Giovanni Bensi 12/3 - 20152 Milano (MI), Italy

Fax: +39 0287211707

Mail PEC: volteoenergie@legalmail.it

OVERLAND S.R.L.

Via del Carmine, 2/A – 27029 Vigevano (PV), Italy

Fax: +39 038183698

Mail PEC: overlandsrl@legalmail.it

AGRIHOLDING S.R.L.

Via Durini, 27 – 20122 Milan (MI), Italy

Mail PEC: agriholdingsrl@legalmail.it

•	If to the BUYER:

BLUESPHERE ITALY S.R.L.

Corso G. Matteotti, 1 – 20122 – Milano (MI), Italy

Mail PEC: bluesphereitalysrl@legalmail.it

or to the different addresses subsequently communicated in writing by one PARTY to the other PARTY.

A PARTY may notify the other PARTY of a change to its name, relevant addressee, address or fax number for the purposes of this clause, provided that such notice shall only be effective on: (i) the date specified in the notification as the date on which the change is to take place; or (ii) if no date is specified or the date specified is less than 5 (five) BUSINESS DAYS after the date on which notice is given, the date following 5 (five) BUSINESS DAYS after notice of any change has been given.

Notices shall be deemed to have been received on the date of transmission of the facsimile, as indicated in the facsimile confirmation report.

In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon, and that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

11.06.	Waiver. Any waiver by a PARTY at any moment or for any period of time of any provision of this AGREEMENT shall not be construed by the other PARTIES as a renunciation of said provisions or rights, which may be enforced at any subsequent moment.

11.07.	Assignment. Neither PARTY may assign any of its rights, title or interest under this AGREEMENT without the prior consent of the other parties, except that the BUYER shall always be entitled to assign, with no SELLER’s consent being required, any of the BUYER’S rights arising out of this AGREEMENT (including those arising from the indemnification provisions) to a company controlled by the BUYER. Subject to the preceding sentence, this AGREEMENT will apply to, be binding in all respects upon, and incur to the benefit of the successors and permitted assignees of the PARTIES.

11.08.	Governing Law and Language. The construction, validity and performance of this AGREEMENT shall be governed by the laws of Italy. The AGREEMENT may be translated into any language other than the English language, provided, however, that, for all purposes, the English language text of the AGREEMENT shall prevail.

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11.09.	Arbitration. Any dispute arising from this AGREEMENT or originated from it, and/or related to it, shall be resolved by a three-person arbitration panel pursuant to the National Arbitration Rules of the International and National Chamber of Arbitration of Milan, Italy, which the PARTIES declare they know and accept in their entirety. The arbitration panel shall decide according to the rules on judicial arbitration (“arbitrato rituale”) set forth under Italian law. The place of arbitration shall be Milan. The arbitration shall be conducted in English. The decision of the arbitral tribunal will be final and may not be appealed. The arbitral tribunal shall not act as ex aequo et bono (but as “arbitrato secondo diritto”). The judgment on the arbitral award may be entered by any court or courts of competent jurisdiction including, but not limited to, any court that has jurisdiction over either of the parties or any of their assets. For the purpose of this arbitration procedure SELLERS shall be considered one sole party

11.10.	Announcements. Each of the PARTIES to this AGREEMENT hereby agrees with the other PARTIES that, except as required to comply with the requirements of mandatory provisions of law, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this AGREEMENT unless specifically approved in advance by BUYER, in its sole discretion.

11.11.	Several liability. Anything to the contrary in this AGREEMENT or in any applicable law notwithstanding, SELLERS shall be severally (and not jointly amongst them) liable against BUYER under this AGREEMENT according to the APPLICABLE PERCENTAGE.

IN WITNESS THEREOF, the PARTIES hereto have signed this AGREEMENT and its Exhibits on May 14th, 2015 in Milan.

/s/ Roy Amitzur
Blueshpere Italy S.r.l.	Volteo Energie S.p.A.

Agriholding S.r.l.

Overland S.r.l.

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LIST OF EXHIBITS

-	Exhibit 1.01.a. - BALANCE SHEET
-	Exhibit 1.01.b. - INTERIM FINANCIAL STATEMENT
-	Exhibit 1.01.c. – NET ASSETS
-	Exhibit 2.03. - CORPORATE GUARANTEE
-	Exhibit 3.01.a - BASE MODEL
-	Exhibit 3.01.b. - SELLERS SHAREHOLDERS’ LOANS
-	Exhibit 3.02.(b) - NOTE FORM
-	Exhibit 4.01.a - LIST OF CHANGE OF CONTROL CONTRACTS
-	Exhibit 4.01.b – WAIVER REQUEST
-	Exhibit 6.02.a.(ii) – RESIGNATION LETTER
-	Exhibit 6.02.b. - WAIVER LETTER
-	Exhibit 7.02. - PRE-CLOSING NET ASSETS CALCULATION
-	Exhibit 7.04. – FINAL CLOSING NET ASSET CALCULATION
-	Exhibit 7.08. - VAT REIMBURSEMENT
-	Exhibit 7.09.(a) - VOLTEO OUTSTANDING TRADE RECEIVABLES
-	Exhibit 8.01.5 - CAPITALIZATION
-	Exhibit 8.01.6 - OWNERSHIP
-	Exhibit 8.01.10.c - DEBTS RESCHEDULING AGREEMENTS
-	Exhibit 8.01.15 – LIST OF CONTRACTS
-	Exhibit 8.01.17 - BANK ACCOUNTS
-	Exhibit 8.01.25 - DUE DILIGENCE INFORMATION

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